UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934

                            (Amendment No. ________)


                                 NET.B@NK, INC.
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                                (Name of Issuer)

                                  COMMON STOCK
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                         (Title of Class of Securities)

                                    640933107
                                ----------------
                                 (CUSIP Number)

Check the following box if a fee is being paid with this statement. (A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) [X]

The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

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CUSIP NO.   640933107
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                            13G

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  1      NAME OF REPORTING PERSON
         S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         Carolina First Corporation
          57-0824914
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  2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                         (a) [ ]
         N/A
                                                                         (b) [ ]
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  3      SEC USE ONLY

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  4      CITIZENSHIP OR PLACE OF ORGANIZATION

          South Carolina
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          NUMBER OF
           SHARES
        BENEFICIALLY           5      SOLE VOTING POWER
          OWNED BY                          1,175,000
           EACH
        REPORTING
          PERSON
           WITH
                             -------------------------------------------
                               6      SHARED VOTING POWER
                                              -0-

                             -------------------------------------------

                               7      SOLE DISPOSITIVE POWER
                                            1,175,000
                             -------------------------------------------

                               8      SHARED DISPOSITIVE POWER
                                             -0-

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  9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
          PERSON
         1,175,000
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 10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
      CERTAIN SHARES     [ ]

------------------------------------------------------------------------------

 11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

           19.1%
------------------------------------------------------------------------------

 12      TYPE OF REPORTING PERSON

           HC
------------------------------------------------------------------------------


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



Item 1.

         (a)  Name of Issuer:    Net.B@nk, Inc.

         (b)  Address of Issuer's Principal Executive Offices:

                          7000 Peachtree Dunwoody Road
                             Building 10, Suite 300
                             Atlanta, Georgia 30328

Item 2.

         (a)  Name of Person Filing:  Carolina First Corporation

         (b)  Address of Principal Business Office:

                  102 South Main Street
                  Greenville, South Carolina  29601

         (c)  Citizenship: South Carolina

         (d) Title of Class of Securities: Common Stock, par value $.01 per share

         (e)  CUSIP Number:  640933107

Item 3. If this statement is filed pursuant to Rule 13d-1(b), or 13d-2(b), check whether the person filing is a: Not applicable.

(a) (bullet) Broker or Dealer registered under Section 15 of the Act
(b) (bullet) Bank as defined in section 3(a)(6) of the Act
(c) (bullet) Insurance Company as defined in section 3(a)(19) of the Act
(d) (bullet) Investment Company registered under section 8
             of the Investment Company Act
(e) (bullet) Investment Adviser registered under section 203 of the Investment
             Advisers Act of 1940
(f) (bullet) Employee  Benefit  Plan, Pension Fund which is subject to the provisions of the Employee Retirement Income Security
             Act of 1974 or Endowment Fund; see ss. 240.13d-1(b)(1)(ii)(F)
(g) (bullet) Parent Holding Company, in accordance with ss. 240.13d-1(b)(ii)(G)
             (Note: See Item 7)
(h) (bullet) Group, in accordance with ss. 240.13d-1(b)(1)(ii)(H)

Item 4.  Ownership as of December 31, 1997:

         (a)  Amount Beneficially Owned: 1,175,000

         (b)  Percent of Class: 19.1%

         (c) Number of shares as to which such person has:

             (i)  sole power to vote or to direct the vote:  1,175,000 shares

             (ii)  shared power to vote or to direct the vote:  -0-

             (iii) sole power to dispose or to direct the disposition of:
                   1,175,000 shares

             (iv)  shared power to dispose or to direct the disposition of: -0-

Item 5.  Ownership of Five Percent or Less of a Class

        If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [ ]. Not Applicable

Item 6.  Ownership of More than Five Percent on Behalf of Another Person.

        Not Applicable

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company

         The shares were initially acquired by Carolina First Bank, a wholly owned subsidiary of Carolina First Corporation, but were subsequently transferred as a dividend to Carolina First
         Corporation.

Item 8.  Identification and Classification of Members of the Group

         Not Applicable

Item 9.  Notice of Dissolution of Group

         Not Applicable

Item 10. Certification

         Not Applicable



                                    SIGNATURE


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



      After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                           February 13, 1998
                           Date

                           CAROLINA FIRST CORPORATION

                           By: /s/ William S. Hummers III
                           ----------------------------------
                             Executive Vice President

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